EXHIBIT 99.1

Evolution Petroleum Reports Fiscal Fourth Quarter and Full Year Fiscal 2026 Results

– Fiscal Q4 Net Income Rebounds from Q3 to $4.6 Million –

– Adjusted EBITDA More Than Doubles Sequentially to $6.5 Million –

HOUSTON, TX — September 15, 2026 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced its financial and operating results for its fiscal fourth quarter and full year ended June 30, 2026. On September 10, 2026, Evolution also declared its 17th consecutive $0.12 cash dividend per common share, payable on September 30, 2026, marking its 52nd consecutive quarterly cash dividend payment.

Financial & Operational Highlights

($ in thousands)	Q4 2026	Q4 2025	Q3 2026	% Change Q4/Q4	% Change Q4/Q3
Average BOEPD	6,901	7,198	6,700	(4)%	3%
Revenues	$24,208	$21,108	$20,168	15%	20%
Net Income (Loss) (1)	$4,614	$3,412	$(8,932)	35%	NM
Adjusted Net Income (Loss)(2)	$(587)	$1,129	$(2,941)	NM	(80)%
Adjusted EBITDA(3)	$6,522	$8,572	$3,107	(24)%	110%

(1)	"NM" means "Not Meaningful."
(2)	Adjusted Net Income is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
(3)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
●	Fiscal Q4 production was 6,901 average barrels of oil equivalent per day ("BOEPD"), up 3% quarter-over-quarter, with oil accounting for 68% of revenue, natural gas accounting for 18%, and natural gas liquids ("NGLs") accounting for 14% of revenue during the quarter.
●	Fiscal year 2026 production was 7,077 BOEPD, above 7,074 BOEPD in fiscal 2025.
●	Higher realized oil and NGL prices, together with increased production, drove a 20% increase in revenue to $24.2 million from fiscal Q3 to Q4.
●	Adjusted EBITDA more than doubled sequentially to $6.5 million from $3.1 million, while LOE per BOE improved approximately 5% to $20.35 from $21.49.
●	Returned $4.3 million to shareholders in the form of cash dividends during fiscal Q4 and $16.9 million for fiscal year 2026.
●	Ended the current year with total proved reserves of 27.2 MMBOE, compared with 27.1 MMBOE at June 30, 2025, replacing more than 100% of fiscal 2026 production of 2.6 MMBOE.

Permian/Midland Basin Mineral and Royalty Acquisition

Subsequent to quarter-end, on August 20, 2026, Evolution completed the acquisition of mineral and royalty interests (“M&R”) in the core Midland Basin ("Permian Minerals") for approximately $16.0 million. The acquired assets include approximately 3,420 net royalty acres across Reagan, Upton, Glasscock, Midland, and Martin Counties, Texas, and included 832 producing wells, 7 completed wells, 34 drilled but uncompleted wells ("DUCs"), 27 permitted wells, and approximately 1,257 upside locations increasing our exposure to high-

margin current production and future operator-led activity, with no development capital required net to Evolution. The acquisition was funded with $12.8 million of net proceeds from the Company’s concurrent public offering of 4.3 million common shares and $3.2 million of borrowings under its Senior Secured Credit Facility.

Management Comments

Kelly Loyd, President and Chief Executive Officer, commented: “Fiscal 2026 was another important year for Evolution as we broadened the portfolio with strategic acquisitions, maintained $0.48 per share in dividends, and increased proved reserves over and above the roughly 2.6 MMBOE we produced during the year. Underpinning our shareholder return strategy is the durability and continued renewal of our asset base. During the year, acquisitions and drilling activity from our non-operated and royalty assets added fresh sources of production and cash flow alongside our mature, long-life properties. Just as important, we finished the year with momentum. Many of the temporary items that weighed on fiscal Q3 rolled off as expected, and fiscal Q4 revenues rose 20% and Adjusted EBITDA more than doubled quarter over quarter.

"Continuing with the year-end momentum, we begin fiscal 2027 on a high note. We added another highly accretive acquisition, with the purchase of our Permian Minerals position, adding over 1,000 near- and long-term undeveloped drilling locations. This, combined with new operations at our recently added Louisiana minerals and royalty positions and ongoing activity across our existing portfolio of non-op working and mineral and royalty interests, fiscal 2027 is poised to benefit from fresh production adds from multiple, complementary sources.

“We continue to build Evolution into a more robust energy company with long-life producing properties and significant upside development from both our non-operated working interest assets and our recently added minerals and royalty positions. We now have meaningful mineral and royalty interests with a significant number of cost-free future drilling locations as well as attractive non-operated development locations in four of the top five most active basins in the U.S., by rig count (Permian, SCOOP/STACK, Williston, and Haynesville). This strategy of adding mineral and royalty interests creates more ways to add value and provides greater flexibility for capital allocation. We believe this combination presents a stronger model for Evolution and one we intend to keep advancing that will support our dividend and compound value for shareholders over time.”

Fiscal Fourth Quarter 2026 Financial Results

Total revenues increased 15% to $24.2 million compared to $21.1 million in the year-ago quarter. The change was driven primarily by a 20% increase in average realized equivalent prices, partially offset by a 4% decrease in average daily production.

Lease operating costs (“LOE”) increased to $12.8 million compared to $11.4 million in the year-ago quarter. The prior-year period included a $1.9 million credit from the operator of one of our Barnett Shale properties due to a joint venture audit. On a per-unit basis, as adjusted for the prior-year credit, LOE was $20.35 per BOE compared to $20.25 per BOE in the year-ago quarter.

Depletion, depreciation, and accretion expense was $5.6 million compared to $5.8 million in the year-ago period. On a per-BOE basis, the Company’s current quarter depletion rate was $8.29 per BOE, compared to $8.27 per BOE in the year-ago period.

General and administrative (“G&A”) expenses (excluding stock-based compensation) decreased to $1.8 million compared to $2.0 million in the year-ago quarter. On a per-BOE basis, G&A (excluding stock-based compensation) was $2.80 compared to $2.99 in the year-ago period.

The Company reported net income of $4.6 million, or $0.13 per diluted share, compared to $3.4 million, or $0.10 per diluted share, in the year-ago period. Higher revenues are primarily driven by increased realized pricing. Excluding the impact of selected items, which include net gains (losses) on the unrealized portion of hedges, the Company reported an adjusted net loss of $0.6 million, compared to adjusted net income of $1.1 million in the year-ago period.(1)

Adjusted EBITDA was $6.5 million compared to $8.6 million in the year-ago quarter. The decrease was primarily due to realized losses on derivative contracts in the current-year period compared to realized gains on derivative contracts in the prior-year period.(2)

Production & Pricing

Average price per unit:	Q4 2026	Q4 2025	% Change Y/Y
Crude oil (BBL)	$90.74	$60.82	49%
Natural gas (MCF)	2.13	2.76	(23)%
Natural Gas Liquids (BBL)	32.49	25.50	27%
Equivalent (BOE)	38.55	32.23	20%

Total production for the fourth quarter of fiscal 2026 decreased to 6,901 net BOEPD compared to 7,198 net BOEPD in the year-ago period. Total production for the fourth quarter of fiscal 2026 included approximately 2,000 barrels per day (“BOPD”) of crude oil, 3,791 BOEPD of natural gas, and 1,110 BOEPD of NGLs. Fiscal 2025 fourth quarter benefited from flush production from new wells brought online during that quarter. The year-over-year change in production largely reflects these wells following their expected declines over fiscal 2026. Fiscal 2026 did benefit from higher production from SCOOP/STACK, driven by the August 2025 Minerals Acquisition and new-well activity, along with a contribution from M&R interests acquired in the Haynesville and Bossier shale in Louisiana.

The Company’s average realized commodity price (excluding the impact of derivative contracts) increased 20% to $38.55 per BOE in fiscal Q4, compared to $32.23 per BOE in the year-ago period.

Operations Update

At SCOOP/STACK, Evolution continued to benefit from its combination of working interests and M&R interests. Production remained strong while operating costs improved, reflecting the growing contribution from the minerals and royalty portfolio. Fiscal Q4 production averaged 1,275 BOEPD, up about 14% from the prior-year quarter, while LOE declined to $10.33 per BOE from $11.05 in the prior-year quarter. Third-party operators remain active around the Company’s acreage, providing continued development visibility, with ten gross working-interest wells brought online in fiscal 2026, and approximately ten already expected to be brought online in fiscal 2027 so far. During the year, across our combined SCOOP/STACK portfolio (working interests and M&R interests), our operators brought online 31 gross wells. As of July 31st, we have an interest in 725

(1)	Adjusted net income (loss) is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
(2)

Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.

gross producing wells, 36 gross wells that have either been identified as Proved Undeveloped ("PUDs") or are already in various stages of drilling and completion, and over 360 additional gross locations.

In Louisiana, operator activity across the Haynesville and Bossier positions continues to progress, with wells moving through various stages of development and into production. As of July 31st, the portfolio included approximately 90 producing gross wells, 16 wells in various stages of drilling or completion, 35 pre-permitted wells, and over 60 additional identified gross locations.

Operating performance at our TexMex assets in Louisiana, Texas and New Mexico continued to improve during the fiscal fourth quarter as workover and optimization activity progressed. The operator continues to identify opportunities to restore and enhance production from the existing well base, and the Company expects the TexMex assets to be an important contributor to the overall cash flow as those efforts continue.

At Chaveroo, production increased meaningfully during fiscal 2026, benefiting from a full year of production from the wells brought online during the fourth quarter of fiscal 2025. Average production increased to approximately 260 BOEPD from 175 BOEPD in fiscal 2025. The Company has secured six drilling permits and is in discussions with its partner regarding the timing of future drilling.

Across the Company’s legacy assets, the focus remains on maintaining base production, improving operating reliability, and pursuing selective drilling and workover opportunities. Operational issues that affected several properties earlier in fiscal 2026 improved as the year progressed.

Balance Sheet, Liquidity, and Capital Spending

On June 30, 2026, the Company had cash and cash equivalents of $6.1 million, outstanding borrowings of $56.5 million, and $0.8 million in letters of credit outstanding under its Senior Secured Credit Facility, and a weighted average interest rate of 6.69%. Availability under the facility was $7.7 million, bringing total liquidity to $13.9 million. In the fourth quarter of fiscal 2026, Evolution paid $4.3 million in common stock dividends, $1.7 million for minerals acquisitions, and incurred $1.5 million in capital expenditures. These cash outlays were partially offset by cash received of $3.1 million from its SCOOP/STACK non-core, non-producing mineral acreage divestiture. Evolution also received net proceeds of $1.0 million, net of $0.1 million of offering costs paid, from the sale of shares of common stock under its At-The-Market equity sales agreement. The Company had total net cash provided by operating activities of $6.8 million for the quarter.

On August 20, 2026, Evolution entered into a letter agreement with MidFirst Bank pursuant to which the borrowing base on the Company’s Senior Secured Credit Facility was temporarily increased from $65.0 million to $73.0 million from August 20, 2026 until October 20, 2026, unless redetermined earlier in accordance with the credit agreement. Pro forma for the Permian Minerals acquisition, after taking into account the common stock offering in August 2026, additional net borrowings of $3.2 million under our Senior Secured Credit Facility, and the temporary increase in the Company’s revolving borrowing base, Evolution had 40.2 million shares of common stock outstanding and total liquidity of approximately $19 million.

Cash Dividend on Common Stock

On September 10, 2026, Evolution's Board of Directors declared a cash dividend of $0.12 per share of common stock, payable on September 30, 2026, to common stockholders of record on September 21, 2026. This will be the 52nd consecutive quarterly cash dividend on the Company's common stock since December 31, 2013. To date, Evolution has returned approximately $151.7 million, or $4.53 per share, back to stockholders in common stock dividends.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, September 16, 2026, at 10:00 a.m. CT to review its fiscal fourth quarter 2026 financial and operating results. Participants can join online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=ai980iXu or by dialing (844) 481-2813. Dial-in participants should ask to join the Evolution Petroleum Corporation call. A replay will be available through September 15, 2027, via the provided webcast link and on Evolution's Investor Relations website at www.ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in working and royalty interests in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current and future expectations, potential results, and plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "anticipate," "believe," "expect," "may," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company's expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations. The Company gives no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to update any forward-looking statement.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com

Evolution Petroleum Corporation

Proved Reserves as of June 30, 2026

Our proved reserves as of June 30, 2026, were estimated by our independent reservoir engineers, Cawley, Gillespie and Associates, Inc. and DeGolyer and MacNaughton, both worldwide petroleum consultants.

The SEC sets rules related to reserve estimation and disclosure requirements for oil and natural gas companies. These rules require disclosure of oil and natural gas proved reserves by significant geographic area, using the trailing 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, rather than year-end prices, and allows the use of new technologies in the determination of proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. Subject to limited exceptions, the rules also require that proved undeveloped reserves may only be classified as such if a development plan has been adopted indicating that they are scheduled to be drilled within five years.

For more information on the Company's reserves, see our Supplemental Disclosure about Oil and Natural Gas Properties included on Form 10-K filed with the SEC for the year ended June 30, 2026.

	Oil	Natural Gas	NGLs	Total Proved Reserves
Reserve Category	(MBbls)	(MMcf)	(MBbls)	(MBOE)
Proved Developed Producing	7,049	67,400	3,750	22,032
Proved Non-Producing	301	259	5	349
Proved Undeveloped	3,275	6,533	472	4,836
Total Proved	10,625	74,192	4,227	27,217

	Oil	Natural Gas	NGLs	Total Proved Reserves
Asset	(MBbls)	(MMcf)	(MBbls)	(MBOE)
SCOOP/STACK	1,325	15,080	1,112	4,950
Chaveroo Field	2,714	877	187	3,047
Jonah Field	181	18,484	238	3,500
Williston Basin	1,674	1,337	332	2,229
Barnett Shale	73	29,366	1,738	6,705
Hamilton Dome Field	1,684	—	—	1,684
Delhi Field	1,658	—	620	2,278
TexMex and Other	1,316	9,048	—	2,824
Total Proved	10,625	74,192	4,227	27,217

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Revenues
Crude oil	$16,514	$12,833	$10,474	$50,556	$51,102
Natural gas	4,413	5,648	7,284	25,038	23,516
Natural gas liquids	3,281	2,627	2,410	10,749	11,222
Total revenues	24,208	21,108	20,168	86,343	85,840
Operating costs
Lease operating costs	12,782	11,367	12,959	50,338	49,338
Depletion, depreciation, and accretion	5,606	5,821	5,294	22,780	21,993
General and administrative expenses	2,355	2,580	2,473	9,745	10,334
Total operating costs	20,743	19,768	20,726	82,863	81,665
Income (loss) from operations	3,465	1,340	(558)	3,480	4,175
Other income (expense)
Net gain (loss) on derivative contracts	2,603	3,696	(9,869)	(2,850)	473
Interest and other income	26	27	24	72	191
Interest expense	(969)	(678)	(960)	(3,849)	(2,970)
Income (loss) before income taxes	5,125	4,385	(11,363)	(3,147)	1,869
Income tax (expense) benefit	(511)	(973)	2,431	718	(396)
Net income (loss)	$4,614	$3,412	$(8,932)	$(2,429)	$1,473
Net income (loss) per common share:
Basic	$0.13	$0.10	$(0.26)	$(0.08)	$0.03
Diluted	$0.13	$0.10	$(0.26)	$(0.08)	$0.03
Weighted average number of common shares outstanding:
Basic	35,070	33,553	34,315	34,251	33,158
Diluted	35,262	33,723	34,315	34,251	33,323

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	June 30, 2026	June 30, 2025
Assets
Current assets
Cash and cash equivalents	$6,137	$2,507
Receivables from crude oil, natural gas, and natural gas liquids revenues	10,089	10,804
Derivative contract assets	2,094	1,777
Prepaid expenses and other current assets	2,199	2,287
Total current assets	20,519	17,375
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties, net — full-cost method of accounting, of which none were excluded from amortization	146,967	142,248

Other noncurrent assets
Derivative contract assets	478	198
Other assets, net	734	431
Total assets	$168,698	$160,252
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$13,817	$12,901
Accrued liabilities and other	5,674	6,909
Derivative contract liabilities	2,865	1,577
Total current liabilities	22,356	21,387
Long term liabilities
Senior secured credit facility	56,500	37,500
Deferred income taxes	5,271	6,234
Asset retirement obligations	23,626	21,535
Derivative contract liabilities	190	1,783
Operating lease liability	351	—
Total liabilities	108,294	88,439
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 35,949,843 and 34,337,188 shares as of June 30, 2026
and 2025, respectively	36	34
Additional paid-in capital	54,611	46,650
Retained earnings	5,757	25,129
Total stockholders' equity	60,404	71,813
Total liabilities and stockholders' equity	$168,698	$160,252

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Cash flows from operating activities:
Net income (loss)	$4,614	$3,412	$(8,932)	$(2,429)	$1,473
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	5,606	5,821	5,294	22,780	21,993
Stock-based compensation	599	622	595	2,344	2,482
Settlement of asset retirement obligations	(15)	(39)	(51)	(246)	(385)
Deferred income taxes	1,442	1,662	(1,106)	(963)	(468)
Unrealized (gain) loss on derivative contracts	(5,777)	(2,934)	7,621	(902)	492
Accrued settlements on derivative contracts	(47)	(137)	688	631	(251)
Amortization of debt issuance costs	39	—	39	156	—
Other	25	(1)	7	24	(8)
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	(403)	109	74	1,180	75
Prepaid expenses and other current assets	(214)	1,525	(1,120)	25	2,925
Accounts payable and accrued liabilities and other	1,355	416	1,227	918	4,798
State and federal taxes payable	(425)	—	(847)	—	(74)
Net cash provided by operating activities	6,799	10,456	3,489	23,518	33,052
Cash flows from investing activities:
Acquisitions of oil and natural gas properties	(1,680)	(6,868)	(4,662)	(22,988)	(9,019)
Proceeds from the sale of unproved oil and natural gas properties	3,093	—	—	3,093	—
Capital expenditures for oil and natural gas properties	(1,360)	(4,721)	(1,263)	(7,280)	(12,623)
Net cash used in investing activities	53	(11,589)	(5,925)	(27,175)	(21,642)
Cash flows from financing activities:
Common stock dividends paid	(4,330)	(4,123)	(4,261)	(16,943)	(16,347)
Common stock repurchases, including stock surrendered for tax withholding	—	(180)	(43)	(225)	(442)
Borrowings under senior secured credit facility	—	2,000	2,000	22,000	2,000
Repayments of senior secured credit facility	—	—	—	(3,000)	(4,000)
Debt issuance costs	—	(90)	—	(379)	(90)
Issuance of common stock	1,126	436	3,672	6,070	3,840
Offering costs	(127)	(4)	(78)	(236)	(310)
Net cash provided by (used in) financing activities	(3,331)	(1,961)	1,290	7,287	(15,349)
Net increase (decrease) in cash and cash equivalents	3,521	(3,094)	(1,146)	3,630	(3,939)
Cash and cash equivalents, beginning of period	2,616	5,601	3,762	2,507	6,446
Cash and cash equivalents, end of period	$6,137	$2,507	$2,616	$6,137	$2,507

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Net income (loss)	$4,614	$3,412	$(8,932)	$(2,429)	$1,473
Adjusted by:
Interest expense	969	678	960	3,849	2,970
Income tax expense (benefit)	511	973	(2,431)	(718)	396
Depletion, depreciation, and accretion	5,606	5,821	5,294	22,780	21,993
Stock-based compensation	599	622	595	2,344	2,482
Unrealized loss (gain) on derivative contracts	(5,777)	(2,934)	7,621	(902)	492
Adjusted EBITDA	$6,522	$8,572	$3,107	$24,924	$29,806

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
As Reported:
Net income (loss), as reported	$4,614	$3,412	$(8,932)	$(2,429)	$1,473

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	(5,777)	(2,934)	7,621	(902)	492
Selected items, before income taxes	$(5,777)	$(2,934)	$7,621	$(902)	$492
Income tax effect of selected items(1)	(576)	(651)	1,630	(206)	104
Selected items, net of tax	$(5,201)	$(2,283)	$5,991	$(696)	$388

As Adjusted:
Net income (loss), excluding selected items(2)	$(587)	$1,129	$(2,941)	$(3,125)	$1,861

Undistributed earnings allocated to unvested restricted stock	(103)	(93)	(105)	(393)	(367)
Net income (loss), excluding selected items for earnings per share calculation	$(690)	$1,036	$(3,046)	$(3,518)	$1,494

Net income (loss) per common share — Basic, as reported	$0.13	$0.10	$(0.26)	$(0.08)	$0.03
Impact of selected items	(0.15)	(0.07)	0.17	(0.02)	0.02
Net income (loss) per common share — Basic, excluding selected items(2)	$(0.02)	$0.03	$(0.09)	$(0.10)	$0.05

Net income (loss) per common share — Diluted, as reported	$0.13	$0.10	$(0.26)	$(0.08)	$0.03
Impact of selected items	(0.15)	(0.07)	0.17	(0.02)	0.01
Net income (loss) per common share — Diluted, excluding selected items(2)(3)	$(0.02)	$0.03	$(0.09)	$(0.10)	$0.04

(1)	The tax impact for the three months ended June 30, 2026 and 2025, is represented using estimated tax rates of 10.0% and 22.2%, respectively. The tax impact for the three months ended March 31, 2026, is represented using estimated tax rates of 21.4%. The tax impact for the years ended June 30, 2026 and 2025, is represented using estimated tax rates of 22.8% and 21.2%, respectively.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended June 30, 2026 and 2025, were each calculated based upon weighted average diluted shares of 35.1 million and 33.7 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended March 31, 2026, was calculated based upon weighted average diluted shares of 34.3 million due to the net income (loss), excluding selected items. The impact of selected items for the years ended June 30, 2026 and 2025, were each calculated based upon weighted average diluted shares of 34.3 million and 33.3 million, respectively, due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Revenues:
Crude oil	$16,514	$12,833	$10,474	$50,556	$51,102
Natural gas	4,413	5,648	7,284	25,038	23,516
Natural gas liquids	3,281	2,627	2,410	10,749	11,222
Total revenues	$24,208	$21,108	$20,168	$86,343	$85,840

Lease operating costs:
Ad valorem and production taxes	$1,438	$1,381	$1,317	$4,763	$5,709
Gathering, transportation, and other costs	2,746	2,765	2,834	11,139	11,357
Other lease operating costs	8,598	7,221	8,808	34,436	32,272
Total lease operating costs	$12,782	$11,367	$12,959	$50,338	$49,338

Depletion of full cost proved oil and natural gas properties	$5,205	$5,418	$4,900	$21,197	$20,374

Production:
Crude oil (MBBL)	182	211	177	759	766
Natural gas (MMCF)	2,069	2,045	1,968	8,428	8,409
Natural gas liquids (MBBL)	101	103	98	419	414
Equivalent (MBOE)(1)	628	655	603	2,583	2,582
Average daily production (BOEPD)(1)	6,901	7,198	6,700	7,077	7,074

Average price per unit(2):
Crude oil (BBL)	$90.74	$60.82	$59.18	$66.61	$66.71
Natural gas (MCF)	2.13	2.76	3.70	2.97	2.80
Natural Gas Liquids (BBL)	32.49	25.50	24.59	25.65	27.11
Equivalent (BOE)(1)	$38.55	$32.23	$33.45	$33.43	$33.25

Average cost per unit:
Ad valorem and production taxes	$2.29	$2.11	$2.18	$1.84	$2.21
Gathering, transportation, and other costs	4.37	4.22	4.70	4.31	4.40
Other lease operating costs	13.69	11.02	14.61	13.33	12.50
Total lease operating costs	$20.35	$17.35	$21.49	$19.48	$19.11

Depletion of full cost proved oil and natural gas properties	$8.29	$8.27	$8.13	$8.21	$7.89

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes and Average Sales Price (Unaudited)

	Three Months Ended
	June 30,				March 31,
	2026		2025		2026
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
SCOOP/STACK	28	$98.33	32	$64.15	27	$69.24
Chaveroo Field	20	92.98	30	58.47	20	63.87
Jonah Field	6	86.28	6	59.83	6	63.70
Williston Basin	29	93.70	33	56.39	28	64.57
Barnett Shale	2	91.58	2	59.14	2	66.12
Hamilton Dome Field	33	77.51	34	52.99	32	57.23
Delhi Field	49	91.82	56	67.03	43	43.24
Other	15	94.28	18	63.66	19	70.28
Total	182	$90.74	211	$60.82	177	$59.18
Natural gas (MMCF)
SCOOP/STACK	358	$3.23	312	$3.20	389	$4.13
Jonah Field	688	1.23	691	2.49	675	3.45
Williston Basin	25	3.22	26	2.17	24	3.28
Barnett Shale	853	2.33	945	2.84	801	3.87
TexMex and Other	145	2.36	71	2.64	79	2.19
Total	2,069	$2.13	2,045	$2.76	1,968	$3.70
Natural gas liquids (MBBL)
SCOOP/STACK	28	$29.33	18	$23.27	27	$19.01
Jonah Field	7	33.15	8	26.84	8	25.50
Williston Basin	6	22.96	7	18.34	7	18.47
Barnett Shale	50	32.59	53	26.77	47	28.49
Delhi Field	10	47.56	17	25.66	9	23.36
Total	101	$32.49	103	$25.50	98	$24.59

Equivalent (MBOE)(1)
SCOOP/STACK	116	$40.64	102	$34.10	119	$33.66
Chaveroo Field	20	92.98	30	58.47	20	63.87
Jonah Field	128	12.85	129	17.91	127	23.12
Williston Basin	39	75.77	44	46.33	39	52.02
Barnett Shale	194	19.54	213	19.95	183	25.09
Hamilton Dome Field	33	77.51	34	52.99	32	57.23
Delhi Field	59	84.55	73	57.27	52	39.44
TexMex and Other	39	44.39	30	43.95	31	45.49
Total	628	$38.55	655	$32.23	603	$33.45

Average daily production (BOEPD)(1)
SCOOP/STACK	1,275		1,121		1,322
Chaveroo Field	220		330		222
Jonah Field	1,407		1,418		1,411
Williston Basin	429		484		433
Barnett Shale	2,132		2,341		2,033
Hamilton Dome Field	363		374		356
Delhi Field	648		802		578
TexMex and Other	427		328		345
Total	6,901		7,198		6,700

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.

Evolution Petroleum Corporation

Summary of Average Production Costs (Unaudited)

	Three Months Ended
	June 30,				March 31,
Production costs (in thousands, except per BOE):	2026		2025		2026
Total lease operating costs(1)	Amount	per BOE	Amount	per BOE	Amount	per BOE
SCOOP/STACK	$1,196	$10.33	$1,130	$11.05	$1,064	$8.96
Chaveroo Field	338	16.90	501	16.65	320	15.92
Jonah Field	1,737	13.53	1,928	14.91	2,047	16.21
Williston Basin	1,249	31.88	1,159	26.48	1,162	30.09
Barnett Shale(2)	3,512	18.11	1,850	8.67	3,747	20.49
Hamilton Dome Field	1,422	43.12	1,523	44.36	1,226	37.73
Delhi Field	1,710	29.18	2,087	28.73	1,836	34.13
TexMex and Other	1,618	41.57	1,189	41.47	1,557	57.61
Total	$12,782	$20.35	$11,367	$17.35	$12,959	$21.49

(1)	Total lease operating costs includes lifting costs; workover expenses; and gathering, transportation, processing and other expenses.
(2)	Barnett Shale lease operating costs for the three months ended June 30, 2025 contain a $1.9 million credit from one of our operators due to a joint venture audit.

Evolution Petroleum Corporation

Summary of Open Derivative Contracts (Unaudited)

For more information on the Company's hedging practices, see Note 7 to its financial statements included on Form 10-K filed with the SEC for the year ended June 30, 2026.

The Company has the following open crude oil and natural gas derivative contracts:

			Volumes in	Weighted Average Price per MMBTU/BBL
Period	Commodity	Instrument	MMBTU/BBL	Swap	Sub Floor	Floor	Ceiling
July 2026 - September 2026	Crude Oil	Fixed-Price Swap	43,870	$60.77
January 2027 - December 2027	Crude Oil	Fixed-Price Swap	199,662	68.43
July 2026 - December 2026	Crude Oil	Two-Way Collar	121,892			$63.28	$73.26
January 2027 - December 2027	Crude Oil	Two-Way Collar	273,839			62.28	74.57
September 2026 - December 2026	Crude Oil	Three-Way Collar	67,002		$50.00	58.83	70.36
July 2026 - December 2026	Natural Gas	Fixed-Price Swap	1,745,693	3.63
January 2027 - December 2027	Natural Gas	Fixed-Price Swap	1,946,285	3.41
July 2026 - December 2026	Natural Gas	Two-Way Collar	1,177,472			3.57	4.71
January 2027 - June 2027	Natural Gas	Two-Way Collar	1,235,604			3.27	4.92